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                                                                     Exhibit 1.1

                     [LETTERHEAD OF CENTRAL GARDEN & PET]

FOR IMMEDIATE RELEASE
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                                           Contact: Gregory Reams
                                                    Central Garden & Pet
                                                    510/283-4573

                                                    Paul Verbinnen/Debbie Miller
                                                    Sard Verbinnen & Co.
                                                    212/687-8080

          CENTRAL GARDEN & PET COMPANY COMPLETES PREVIOUSLY ANNOUNCED
               ACQUISITION OF SANDOZ AGRO FLEA AND TICK BUSINESS
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          Modified Transaction Includes Additional Specialty Products

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        LAFAYETTE, CALIFORNIA, MAY 26, 1997 -- Central Garden & Pet Company
(NASDAQ:CENT) the nation's leading distributor of lawn and garden and pet supplies, today announced that it has completed its previously announced acquisition of the United States and Canada flea and tick business of Sandoz Agro, Inc. The acquisition, which has since been modified to include all methoprene-based products produced by Sandoz for use in the United States and Canada, and certain other specialty products, was announced in October 1996.

       The acquisition includes ownership in the United States and Canada of the Zodiac(R) and Vet-Kem(R) trademarks as well as those for Ovitrol(R), Siphotrol(R), Fleatrol(TM), vIGRen(R), Petcor(R), Precor(R), and Natural Signature(R). These products -- which include on-animal sprays, shampoos and powders, collars, indoor foggers, aerosols, concentrates and pump-sprays -- are based on the active ingredient Methoprene to which Central has acquired exclusive rights in the United States and Canada. Central has also acquired a manufacturing, formulation, packaging and research facility in Dallas, Texas and all existing inventory, along with a staff of highly trained technical professionals who are focused on the development and registration of new products. The trademark vIGRen is the trademark used for the sale of technical Methoprene to

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S.C. Johnson, Hartz Mountain, Monsanto and others for their use in branded products for the consumer mass market.

     In a related development announced in March of this year, Central will now proceed with its joint development, marketing and distribution agreement with Hoechst Roussel Vet. Under the agreement, Central will license exclusive U.S. and Canadian sales and marketing rights for the Vet-Kem(R) line of flea and tick products. Hoechst Roussel Vet and Central have also agreed to certain joint development efforts. Central will retain exclusive rights to market any new products arising from these efforts to the mass market.

     "This strategic acquisition is consistent with our goal of significantly increasing our presence in branded pet and lawn and garden products," said William Brown, Chairman and Chief Executive Officer of Central Garden & Pet. "We anticipate opportunities to grow the business by leveraging our national distribution and logistics capabilities and by expanding into new methoprene-based products."

     Central Garden & Pet Company is the leading national distributor of lawn, garden and pet supply products, and a major national distributor of pool supplies. Central offers customers a wide array of services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store design and display assistance and sales program development. Central also offers lines of proprietary branded products which include Four Paws(R) pet products, Island(R) aquariums, Matthews(R) redwood products and Grant's(R) ant control products.

     "Safe Harbor" Statement under the Securities Litigation Reform Act of 1995:
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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